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                              EAC INDUSTRIES, INC.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                                  For The Three Months                 For The Nine Months
                                                    Ended October 31,                   Ended October 31,
                                            ------------------------------       ------------------------------
                                                1997              1996              1997               1996
                                            -----------        -----------       -----------        -----------
NET INCOME (LOSS)                           $  (125,059)       $    25,999       $  (173,100)       $   (65,310)
                                            ===========        ===========       ===========        ===========
SHARES:
  Weighted average shares outstanding         2,311,687          2,311,687         2,311,687          2,311,687
  Other - options, warrants etc.                     --                 --                --                 --
                                            -----------        -----------       -----------        -----------
                                              2,311,687          2,311,687         2,311,687          2,311,687
                                            ===========        ===========       ===========        ===========
PRIMARY EARNINGS (LOSS) PER SHARE           $      (.05)       $       .01       $      (.07)       $      (.03)
                                            ===========        ===========       ===========        ===========

                                 - Exhibit 11 -


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